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                                                                 Exhibit 23

                   Letterhead of Kenny S&P Evaluation Services
                      (a division of J.J. Kenny Co., Inc.)

                                  July 30, 2001

Prudential Investment Management Services LLC
100 Mulberry Street
Gateway Center Three
Newark, New Jersey 07102

                  Re:  National Municipal Trust
                       Post-Effective Amendment No. 16
                       Second Put Series
                       (14 Day Repurchase-Collateral Backed)

Gentlemen:

     We have examined the Registration Statement File No. 2-89666 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

     In addition, we hereby confirm that the ratings indicated in the above-referenced Amendment to the Registration Statement for the respective bonds comprising the Trust portfolio are the ratings currently indicated in our KENNYBASE database as of the date of the evaluation report.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                               Sincerely,

                                               Frank A. Ciccotto
                                               Frank A. Ciccotto
                                               Vice President


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                                                       Exhibit 23

                 Letterhead of Standard & Poor's Rating Services
                 (a division of The McGraw-Hill Companies, Inc.)

                                  July 28, 2001

Prudential Investment Management Services
100 Mulberry Street
Gateway Center Three
Newark, New Jersey 07102

                           Re: National Municipal Trust, Second Put Series (14 Day Repurchase -- Collateral Backed)

     It is our understanding that you are filing with the Securities and Exchange Commission a 16th Post Effective Amendment to the above captioned trust, SEC file number 2-89666.

     Because the rating is a direct reflection of the obligation to repurchase the portfolio of the trust, which obligation is secured by collateral from Anchor Savings Bank FSB, we reaffirm the assignment of an 'AAA' rating to the units of the trust.

     Please note that a condition for maintaining the rating is your monthly submission of collateral reports listing securities by type, face amount, market value, allowed value and collateral value. In addition, please send all reports submitted to the trustee with regard to the trust and all publicly distributed financial information. You should also submit the accountant's reports required by the documentation which verify that the required level of overcollateralization is being maintained. Any information regarding material changes or significant ongoing analysis should also be provided. Finally, Standard & Poor's reserves the right to request further information, if necessary, in order to review the rating. Please send all reports to: Standard & Poor's Ratings Services, Managed Funds Ratings, 25 Broadway, 13th floor, New York, NY 10004. The absence of this information may result in the withdrawal of our rating.

     You have permission to use the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and the above-assigned ratings in connection with your dissemination of information relating to these units, provided that it is understood that the ratings are not "market" ratings nor recommendations to buy, hold, or sell the units of the trust or the securities in the trust. Further, it should be understood that the rating on the units does not take into account the extent to which fund expenses or portfolio asset sales for less than the fund's purchase price will reduce payment to the unit holders of the interest and principal required to be paid on the portfolio assets. Standard & Poor's reserves the right to advise its own clients, subscribers, and the public of the ratings. Standard & Poor's relies on the sponsor and its counsel, accountants, and other experts for the accuracy and completeness of the information submitted in connection with the ratings. Standard & Poor's does not independently verify the truth or accuracy of any such information.


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                                      Page 2

     This letter evidences our consent to the use of the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. in connection with the rating assigned to the units in the amendment referred to above. However, this letter should not be construed as a consent by us, within the meaning of Section 7 of the Securities Act of 1933, to the use of the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. in connection with the ratings assigned to the securities contained in the trust. You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

     Please be certain to send a copy of your final prospectus as soon as it becomes available. Should we not receive it within a reasonable time after the closing or should it not conform to the representations made to us, we reserve the right to withdraw the rating.

     We are pleased to have had the opportunity to be of service to you. If we can be of further help, please do not hesitate to call upon us.

                                          Sincerely,

                                          Gary R. Arne
                                          Gary R. Arne
                                          Managing Director